SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A
                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             REYNOLDS METALS COMPANY
             (Exact Name of Registrant as Specified in its Charter)


                   DELAWARE                           54-0355135
   (State of Incorporation or Organization) (IRS Employer Identification No.)

                             6601 West Broad Street
                            Richmond, Virginia 23230
               (Address of Principal Executive Offices) (Zip Code)

If this form relates to the               If this form relates to the
registration of a class of securities     registration of a class of securities
pursuant to Section 12(b)of the           pursuant to Section 12(g) of the
Exchange Act and is effective pursuant    Exchange Act and is effective pursuant
to General Instruction A.(c),             to General Instruction A.(d)(2),
please check the following box: [X]       please check the following box:  [ ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

            TITLE OF EACH CLASS          NAME OF EACH EXCHANGE ON WHICH
            TO BE SO REGISTERED          EACH CLASS IS TO BE REGISTERED
            -------------------          ------------------------------

       Rights to Purchase Series A       New York Stock Exchange, Inc.
       Junior Participating Preferred
       Stock, without par value


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                                      None
                                (Title of Class)

          The undersigned registrant hereby amends and supplements Items 1 and 2 of its Registration Statement on Form 8-A (File No. 001-01430), filed with the Securities and Exchange Commission (the "Commission") on December 1, 1997, as amended by Form 8-A/A filed with the Commission on March 11, 1999.

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          We have amended our rights agreement so that our recently announced merger with Alcoa and Alcoa's announcement of its intention to commence a tender offer for our common stock, which was withdrawn in connection with the merger, do not cause the rights to separate from the common or permit our stockholders to exercise the rights. A complete description of the amendment to our rights agreement is set forth below.

          FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT. On August 18, 1999, Reynolds Metals Company (the "Company") and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"), entered into the First Amendment (the "Amendment") to the Amended and Restated Rights Agreement, dated as of March 8, 1999, between the Company and the Rights Agent (the "Rights Agreement"). The Amendment provides, among other things, that none of Alcoa Inc., a Pennsylvania corporation ("Alcoa"), Merger Sub, Surviving
Corporation (as those terms are defined in the Amendment), nor any of their Affiliates or Associates will be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of August 18, 1999 (the "Alcoa Merger Agreement") among the Company, Merger Sub and Alcoa or the consummation of the transactions contemplated thereby. In addition the Amendment provides that a Distribution Date will not be deemed to occur as a result of (i) any public announcement by Alcoa prior to the date of the Alcoa Merger Agreement of its intention to commence a tender offer for any portion of the outstanding common stock, no par value (the "Common Stock") of the Company or (ii) the execution of the Alcoa Merger Agreement, the consummation of the transactions contemplated thereby, including the merger of the Company and Merger Sub (the "Alcoa Merger") or the announcement of the execution of the Alcoa Merger Agreement.

          The Amendment further provides that the Expiration Date will be December 1, 2007 or, if earlier, immediately prior to the consummation of the Alcoa Merger (the "Alcoa Merger") upon written notice to the Rights Agent.

          The Amendment also adds a new Section 35 to the Rights Agreement, providing that notwithstanding any other provision of the Rights Agreement, as amended by the Amendment, neither the (i) approval, execution or delivery of the Alcoa Merger Agreement or the consummation of the transactions contemplated thereby or (ii) any public announcement by Alcoa prior to the date of the Alcoa Merger Agreement of its intention to commence a tender offer for any portion of the outstanding Common Stock, will be deemed to be an event described in Section 11(a)(ii) or Section 13 of the Rights Agreement, nor will any of the foregoing result in the occurrence of a Stock Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Alcoa Merger Agreement.

          The Amendment is attached hereto as an exhibit and is incorporated herein by reference. The foregoing summary of the Amendment is qualified in its entirety by reference to the full text of such exhibit.

ITEM 2.  EXHIBITS

          1. First Amendment dated August 20, 1999 to the Amended and Restated Rights Agreement dated March 8, 1999 between Reynolds Metals Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

          2. Amended and Restated Rights Agreement dated as of March 8, 1999 between Reynolds Metals Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to
               Exhibit 4.1 of the Form 8-K filed by Reynolds Metals Company on March 8, 1999).

                                    SIGNATURE


          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  August 19, 1999

                                      REYNOLDS METALS COMPANY


                                      By:/s/ DONNA C. DABNEY
                                         -------------------------
                                          Name:  Donna C. Dabney
                                          Title: Secretary

                                  EXHIBIT LIST


          1. First Amendment dated August 20, 1999 to the Amended and Restated Rights Agreement dated March 8, 1999 between Reynolds Metals Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent.

          2. Amended and Restated Rights Agreement dated as of March 8, 1999 between Reynolds Metals Company and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to
               Exhibit 4.1 of the Form 8-K filed by Reynolds Metals Company on March 8, 1999).

                                                                       Exhibit 1

FIRST AMENDMENT TO AMENDED AND RESTATED RIGHTS AGREEMENT

     FIRST AMENDMENT (this "Amendment"), dated as of August 20, 1999, to the Amended and Restated Rights Agreement, dated as of March 8, 1999 (the "Rights Agreement") among Reynolds Metals Company, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., as Rights Agent (the "Rights Agent"). Capitalized terms used but not defined herein, unless the context otherwise requires, have the meanings ascribed to such terms in the Rights Agreement.

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

     WHEREAS, Alcoa Inc., a Pennsylvania corporation ("Alcoa"), previously announced its intention to commence a tender offer (the "Alcoa Offer") for all of the outstanding shares of Common Stock;

     WHEREAS, it is proposed that, in lieu of the Alcoa Offer, Alcoa and the Company enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Alcoa Merger Agreement"), dated as of August 18, 1999 among the Company, RLM Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Alcoa ("Merger Sub"), and Alcoa which provides for, among other things, the merger of Merger Sub with and into the Company (the "Alcoa Merger");

     WHEREAS, the Alcoa Merger Agreement requires the Company to amend the Rights Agreement so that the Rights Agreement is not applicable to Alcoa, Merger Sub, the Alcoa Merger Agreement, the Alcoa Merger or any other transaction contemplated thereby; and

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend the Rights Agreement to exempt the announcement of the Alcoa Offer, the Alcoa Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

     NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

          1. Section 1(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

               "Notwithstanding anything in this Agreement to the contrary, none of Alcoa Inc., a Pennsylvania corporation ("Alcoa"), Merger Sub (as defined in the Alcoa Merger Agreement (as defined below)), the Surviving Corporation (as defined in the Alcoa Merger Agreement), nor any of their Affiliates or Associates, shall be deemed to be an Acquiring Person by virtue of the approval, execution or delivery of the Agreement and Plan of Merger, dated as of August 18, 1999 (as the same may be amended from time to time, the "Alcoa Merger Agreement"), among the Company, Merger Sub and Alcoa or the consummation of the transactions contemplated thereby."

          2. Section 3(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

               "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) any public announcement by Alcoa prior to the date of the Alcoa Merger Agreement of its intention to commence a tender offer for any portion of the outstanding Common Stock or
               (ii) the execution of the Alcoa Merger Agreement, the consummation of the transactions contemplated thereby, including, without limitation, the merger of the Company and Merger Sub (the "Alcoa Merger") or the announcement of the execution of the Alcoa Merger Agreement."

          3. Section 3(c) and Section 7(a) of the Rights Agreement are hereby modified and amended to change each reference to "December 1, 2007" to "December 1, 2007 or, if earlier, immediately prior to the consummation of the Alcoa Merger as contemplated by the Alcoa Merger Agreement and upon written notice of such contemplated act to the Rights Agent", it being understood that December 1, 2007 or, if applicable, such earlier date, shall for all purposes of the Rights Agreement be deemed to be the "Expiration Date".

          4. Section 29 of the Rights Agreement is amended to add the following sentence at the end thereof:

               "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) any announcement by Alcoa prior to the date of the Alcoa Merger Agreement of its intention to commence a tender offer for any portion of the outstanding Common Stock; or (ii) the execution of the Alcoa Merger Agreement or the consummation of the transactions contemplated thereby."

          5. The Rights Agreement is hereby further modified and amended by adding a new Section 35 immediately after the end of Section 34 thereof to read in its entirety as follows:

               "Section 35. ALCOA OFFER AND THE ALCOA MERGER AGREEMENT. Notwithstanding any other provision of this Rights Agreement, as amended by this Amendment, neither (i) the execution of the transactions contemplated thereby or (ii) any public announcement by Alcoa prior to the date of the Alcoa Merger Agreement of its intention to commence a tender offer for any portion of the outstanding Common Stock shall be deemed to be an event described in Section 11(a)(ii) or Section 13 hereof, nor will any of the foregoing result in the occurrence of a Stock Acquisition Date, a Distribution Date or any other separation of the Rights from the underlying Common Stock, nor entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of Rights, including giving the holders of the Rights the right to acquire securities of any party to the Alcoa Merger Agreement."

          6. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          7. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

          8. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date and year first above written.

                                      REYNOLDS METALS COMPANY


                                      By: /s/ DONNA C. DABNEY
                                          -----------------------------
                                           Name: Donna C. Dabney
                                           Title: Secretary




                                      CHASEMELLON SHAREHOLDER SERVICES, L.L.C., as Rights Agent


                                       By: /s/ CONSTANCE ADAMS
                                          -----------------------------
                                           Name: Constance Adams
                                           Title: Assistant Vice President